Exhibit 99.1

News Release

CONTACT: Investors/Media Blaine Davis (610) 459-7158 Media Kevin M. Wiggins (610) 459-7281

For Immediate Release

ENDO PHARMACEUTICALS PROVIDES REGULATORY UPDATE

ON NEW FORMULATION OF OPANA® ER DESIGNED TO BE CRUSH-RESISTANT

CHADDS FORD, Pa. (DATE) – Endo Pharmaceuticals (Nasdaq: ENDP) today announced that it received a complete response letter from the U.S. Food and Drug Administration (FDA) regarding the New Drug Application (NDA) for its new formulation of OPANA® ER designed to be crush resistant. The complete response letter did not require that additional clinical studies be conducted for approval of the NDA.

“As a result of ongoing discussions with FDA, we have begun to address the issue from the complete response letter and will work closely with the agency to finalize our response,” said Dr. Ivan Gergel, M.D., executive vice president, R&D, Endo Pharmaceuticals. “We are confident that we can address the issue set forth, currently anticipate responding to the FDA by mid 2011 and would expect a six month review cycle once our response is filed. We remain focused on bringing this new formulation of OPANA ER to market for the relief of moderate to severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time.”

About Endo

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiaries HealthTronics, Inc. and Qualitest Pharmaceuticals, please visit www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements in our Annual Report on Form 10-K include those factors described herein under the caption “Risk Factors” and in documents incorporated by reference, including, among others: our ability to successfully develop, commercialize and market new products; timing and results of pre-clinical or clinical trials on new products; our ability to obtain regulatory approval of any of our pipeline products; competition for the business of our branded and generic products, and in connection with our acquisition of rights to intellectual property assets; market acceptance of our future products; government regulation of the pharmaceutical industry; our dependence on a small number of products; our dependence on outside manufacturers for the manufacture of most of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of narcotics in most of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; the successful efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory efforts to limit the use of generics and certain other products; our ability to successfully implement our acquisition and in-licensing strategy; regulatory or other limits on the availability of controlled substances that constitute the active ingredients of some of our products and products in development; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by third parties or the government, and the performance of indemnitors with respect to claims for which we have the right to be indemnified; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total revenues;

significant litigation expenses to defend or assert patent infringement claims; any interruption or failure by our suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us; a determination by a regulatory agency that we are engaging or have engaged in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; existing suppliers become unavailable or lose their regulatory status as an approved source, causing an inability to obtain required components, raw materials or products on a timely basis or at commercially reasonable prices; the loss of branded product exclusivity periods and related intellectual property.

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